Exhibit 99.1

        MTI Technology Corp. Reports Fiscal 2005 Third Quarter
                  and Nine Months Financial Results;
      Company Increases Market Share with 86 Percent Growth Rate

    TUSTIN, Calif.--(BUSINESS WIRE)--Feb. 15, 2005--MTI Technology Corp. (Nasdaq:MTIC), a leading multi-national total storage solutions and services company, today announced financial results for its fiscal 2005 third quarter and nine months ended Jan. 1, 2005.
    Total revenues for the fiscal 2005 third quarter were $39.5 million, 86 percent higher than the $21.2 million reported in the comparable prior year quarter and an increase of 25 percent over the $31.5 million reported in the second quarter of fiscal 2005. Total revenues for the nine-month period ended Jan. 1, 2005, grew 63 percent to $97.1 million compared with the $59.5 million reported for the comparable period of fiscal 2004. The third quarter of fiscal 2005 marked the Company's sixth consecutive quarter of revenue growth.
    Net product revenue for the fiscal 2005 third quarter was $29.3 million, a significant increase of 138 percent over the $12.3 million reported in the comparable prior year quarter and 31 percent higher than the $22.3 million reported in the second quarter of fiscal 2005. Net product revenue for the nine-month period ended Jan. 1, 2005, increased substantially, 116 percent, to $68.8 million compared with the $31.8 million reported for the comparable period of fiscal 2004.
    Service revenues for the fiscal 2005 third quarter were $10.2 million, an increase of 15 percent compared with the $8.9 million reported for the prior year quarter and 11 percent higher than the $9.2 million reported in the second quarter of fiscal 2005. Service revenues for the nine-month period ended Jan. 1, 2005, slightly increased to $28.2 million from the $27.7 million reported for the comparable period of fiscal 2004. The increase in Service revenues was driven primarily by increasing Professional Services revenue associated with increased product sales.
    Gross profit margin for the fiscal 2005 third quarter was 19.7 percent compared with 24.9 percent in the prior year quarter, and 22.9 percent in the second quarter of fiscal 2005. Gross profit margin for the nine-month period ended Jan. 1, 2005, was 21.4 percent compared to
26.6 percent for the comparable period of fiscal 2004. Product gross margins of 20.5 percent for the fiscal 2005 third quarter were at the lower end of expectations due to a greater than normal number of large, competitively priced transactions. Service margins were depressed by the continued build-out of the Professional Services organization in advance of expected higher revenues.
    As planned, operating expenses grew from $9.6 million in the prior quarter to $11.0 million as the Company continued to expand its Sales organization in support of its growth strategy. We expect spending growth to moderate in the upcoming quarter.
    The Company reported results of operations for the third quarter of fiscal 2005 compared to the same period of the prior year, as follows (in thousands, except per share data):


                                              THREE MONTHS ENDED
                                         Jan. 1, 2005    Jan. 3, 2004
                                        Amount   Per    Amount   Per
                                                 Share           Share

Net income (loss)                      $(2,612) $(0.07) $1,458  $0.04

Preferred stock dividends:
   Beneficial conversion feature          (293)     --      --     --
   Dividend payable                       (300)     --      --     --
                                          (593)  (0.02)     --     --

Net loss applicable to common
 shareholders                          $(3,205) $(0.09) $1,458  $0.04

    The Company reported results of operations for the nine months of fiscal 2005 compared to the same period of the prior year, as follows (in thousands, except per share data):


                                             NINE MONTHS ENDED
                                       Jan. 1, 2005     Jan. 3, 2004
                                      Amount   Per     Amount   Per
                                               Share            Share

Net income (loss)                    $(6,879) $(0.20) $(3,124) $(0.09)

Preferred stock dividends:
   Beneficial conversion feature        (573)     --       --      --
   Dividend payable                     (653)     --       --      --
                                      (1,226)  (0.03)      --      --

Net loss applicable to common
 shareholders                        $(8,105) $(0.23) $(3,124) $(0.09)

    The Company's cash balance grew in the fiscal 2005 third quarter due to better asset performances. As of Jan. 1, 2005, the Company had $14.2 million in cash and cash equivalents and $10.1 million in working capital.
    The Company also announced the closure of its Dublin, Ireland facility, one of a combination of actions which include headcount reductions and changes to processes and information systems. These changes should be completed by the second quarter of fiscal 2006. When fully in place, the Company expects improved order processing performance with operating expenses reduced by approximately $0.7 million to $1 million per quarter. One time costs associated with the changes are expected to be approximately $2 to $4 million.
    "We have undertaken what we consider the remaining structural changes necessary to support the transformation of the organization from a developer and manufacturer of data storage to a unique provider of professional services and comprehensive storage solutions for mid- to large-sized organizations," said Scott Poteracki, the Company's executive vice president and chief financial officer.
    "Approximately 18 months ago, we set out an aggressive strategy to build MTI's market share. Today we are continuing to experience solid growth, with an 86 percent increase in revenues for the third quarter of 2005, compared to the same period a year ago," said Thomas P. Raimondi Jr., the Company's president and chief executive officer. "The storage market is currently growing at approximately 10 percent per year, while MTI is expanding at nearly eight times that rate, having added a record number of new accounts this quarter alone. And as we move into our new fiscal year, MTI will remain focused on continued market share growth, while driving the Company to profitability."

    Conference Call Information

    MTI Technology Corp. will hold its quarterly conference call on Tuesday, Feb. 15, 2005, at 2 p.m. Pacific time / 5 p.m. Eastern time. The call will be accessible live by dialing toll-free 800-299-8538 pass code 30098860 (international callers, please call 617-786-2902 pass code 30098860) or via webcast at www.mti.com.
    A replay of the call will be available for 48 hours by dialing toll-free 888-286-8010 and entering pass code 93839506 (international callers, please call 617-801-6888 pass code 93839506). The webcast will be available for 45 days in the Investor Relations section of MTI's Web site at www.mti.com/Company/ir_calls.asp.

    About MTI Technology Corp.

    MTI (Nasdaq:MTIC) is a leading multi-national provider of professional services and comprehensive data storage solutions for mid- to large-sized organizations. With more than 20 years of expertise as a storage technology innovator, MTI is uniquely qualified to assess, design, implement and support whole-office data storage and backup initiatives. As a strategic partner of EMC (NYSE:EMC), MTI offers the best data storage, protection and management solutions available today, and employs a strategic, consultative approach providing a single point of contact that eliminates complexities while delivering competitive advantages and operational efficiencies for its customers. MTI currently serves more than 3,000 customers throughout North America and Europe. With headquarters in Tustin, MTI can be reached by telephone at 800-999-9MTI (toll-free) or 714-481-7800, or by fax at 714-481-4135. For additional information visit www.mti.com.

    MTI is a registered trademark of MTI Technology Corp. (the
"Company").

    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company's expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company's strategy, capital position, anticipated cost savings and operating results, as well as statements regarding the Company's access to credit and its financial resources, the potential growth of the storage industry and MTI, the commercial relationship between MTI and EMC and EMC's product offerings and solutions, all of which are subject to change. The actual results may differ materially from those described in any forward-looking statement. In particular, we cannot assure you that MTI will improve revenues, margins, operating efficiencies or operating results, or be successful with its new strategy. In addition, we cannot assure you that MTI will be able to have sufficient financial resources or that it or the industry will grow. Important factors that may cause actual results to differ include competition, evolving technology, and the economy and other world events. Other important factors are set forth in the Company's periodic filings with the U.S. Securities and Exchange Commission, including its Form 10-K, as amended, for the year ended April 3, 2004. All forward-looking statements speak as of the date made and MTI undertakes no obligation to update any such statement.

    - Financial Tables To Follow -


                         MTI TECHNOLOGY CORP.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   Jan. 1,   April 3,
                                                    2005       2004
                     ASSETS                      (UNAUDITED)

Current assets:
     Cash and cash equivalents                      $14,173    $3,017
     Accounts receivable, less allowance for
      doubtful accounts and sales returns of $459
      and $437 at Jan. 1, 2005, and April 3, 2004,
      respectively                                   34,379    22,734
     Inventories, net                                 5,863     6,186
     Income tax refund and interest receivable          115     2,464
     Prepaid expenses and other receivables           6,251     5,792
               Total current assets                  60,781    40,193

Property, plant and equipment, net                    1,082     1,401
Goodwill, net                                         5,184     5,184
Other                                                   228       216
               Total assets                         $67,275   $46,994

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Line of credit                                  $5,500    $3,933
     Current portion of capital lease obligations       157       176
     Accounts payable                                21,996    13,650
     Accrued liabilities                             10,560     6,479
     Accrued restructuring charges                    1,321     1,830
     Deferred revenue                                11,137    11,382
               Total current liabilities             50,671    37,450

Capital lease obligations, less current portion          69        95
Deferred revenue                                      3,163     2,308
               Total liabilities                     53,903    39,853

Redeemable convertible preferred stock, 567
 shares issued and outstanding at Jan. 1,
 2005, net of discount                                6,738        --

Commitments and contingencies                            --        --

Stockholders' equity:
     Preferred stock, $.001 par value; authorized
      5,000 shares; issued and outstanding 567
      and 0 shares at Jan. 1, 2005, and April
      3, 2004, respectively, included in
      redeemable convertible preferred stock
      above                                              --        --
     Common stock, $.001 par value; authorized
      80,000 shares; issued and outstanding
      34,931 and 34,473 shares at Jan. 1, 2005,
      and April 3, 2004, respectively                    35        34
     Additional paid-in capital                     144,612   136,549
     Accumulated deficit                           (134,253) (126,149)
     Accumulated other comprehensive loss            (3,629)   (3,060)
     Deferred compensation                             (131)     (233)
               Total stockholders' equity             6,634     7,141
               Total liabilities and
                stockholders' equity                $67,275   $46,994



                         MTI TECHNOLOGY CORP.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                              (UNAUDITED)

                                     THREE MONTHS    NINE MONTHS ENDED
                                         ENDED
                                    JAN. 1   JAN. 3   JAN. 1   JAN. 3
                                     2005     2004     2005     2004

Net product revenue                $29,286  $12,281  $68,810  $31,817
Service revenue                     10,229    8,929   28,241   27,697
   Total revenue                    39,515   21,210   97,051   59,514

Product cost of revenue             23,286    9,285   53,437   24,093
Service cost of revenue              8,457    6,642   22,863   19,591
   Total cost of revenue            31,743   15,927   76,300   43,684

   Gross profit                      7,772    5,283   20,751   15,830

Operating expenses:
   Selling, general and
    administrative                  11,027    7,140   28,112   21,438
   Research and development             --       --       --      776
   Restructuring charges                --       --       --     (211)
     Total operating expenses       11,027    7,140   28,112   22,003

   Operating loss                   (3,255)  (1,857)  (7,361)  (6,173)

Interest and other expense, net        (64)     (40)    (312)    (104)
Gain on foreign currency
   transactions                        713      225      805       30

Loss before income taxes            (2,606)  (1,672)  (6,868)  (6,247)
Income tax (expense) benefit            (6)   3,130      (11)   3,123

   Net income (loss)               $(2,612)  $1,458  $(6,879) $(3,124)


Accretion of beneficial conversion
   related to preferred stock         (293)      --     (573)      --
Dividend on preferred stock           (300)      --     (653)      --

   Net income (loss) applicable to
    common shareholders            $(3,205)  $1,458  $(8,105) $(3,124)

Net income (loss) per share:
   Basic and diluted                $(0.09)   $0.04   $(0.23)  $(0.09)

Weighted-average shares used in
 per share computations:
   Basic                            34,723   33,602   34,639   33,243

   Diluted                          34,723   35,482   34,639   33,243

    CONTACT: MTI Technology Corp., Tustin
             Scott Poteracki, 714-481-7878
             spoteracki@mti.com